UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Wyndham Worldwide Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2008
ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

Wyndham Worldwide Corporation
7 Sylvan Way
Parsippany, New Jersey 07054

March 14, 2008

Dear Shareholder of Wyndham Worldwide Corporation,

You are cordially invited to attend the 2008 Annual Meeting of Shareholders to be held on April 24, 2008, at 2:00 p.m. local time at the Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981.

The annual meeting will begin with voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting followed by a brief report on our operations.

If you plan to attend the meeting, please follow the instructions provided in the proxy statement. An admission ticket is required for admission to the meeting.

Whether or not you plan to attend it is important that your shares be represented and voted at the meeting. To make it easier for you to vote your shares, you have a choice of voting over the Internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed envelope. To vote your shares by Internet or telephone please refer to the instructions contained on the enclosed proxy card.

We appreciate your continued support of Wyndham Worldwide.

Very truly yours,

Stephen P. Holmes
Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

March 14, 2008

To the Shareholders:

Wyndham Worldwide Corporation’s 2008 Annual Meeting of Shareholders will be held at the Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981, on April 24, 2008 at 2:00 p.m. local time for the following purposes:

(a)	to elect two directors for a three-year term and until their successors are elected and qualify;

(b)	to ratify the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2008; and

(c)	to transact such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement, which is hereby made a part of this Notice. Only shareholders of record at the close of business on March 3, 2008 will be entitled to notice of and to vote at the meeting and any adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2008: the Proxy Statement and 2007 Annual Report to security holders on Form 10-K are available on our website at http://www.WyndhamWorldwide.com/investors/.

By Order of the Board of Directors

Lynn A. Feldman
Senior Vice President,
Deputy General Counsel and
Corporate Secretary

Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or complete and execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

Why did I receive this Proxy Statement?

The enclosed proxy materials are being sent at the request of the Board of Directors of Wyndham Worldwide Corporation to encourage you to vote your shares at our 2008 Annual Meeting of Shareholders. This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our 2007 Annual Report on Form 10-K, containing our management’s discussion and analysis of financial condition and results of operations and audited financial statements, together with this proxy statement were distributed together beginning on or about March 21, 2008.

GENERAL INFORMATION

When and where will the Annual Meeting be held?

The annual meeting will be held on April 24, 2008 at 2:00 p.m. local time at the Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey 07981.

What are shareholders being asked to vote on at the meeting?

You are being asked to vote on the following:

•	the election of two directors for a three-year term (see page 14); and

•	the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2008 (see page 42).

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 3, 2008 (the record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 176,993,271 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 88,496,637 votes, must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number (866) 540-5760 (have your proxy card in hand when you call);

•	by Internet at http://www.proxyvoting.com/wyn (have your proxy card in hand when you access the website); or

•	by returning the proxy card (signed and dated) in the envelope provided.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the nominee. The availability of telephone and Internet proxy will depend on the nominee’s proxy processes. However, you may not vote these shares in person at the meeting unless you bring with you a legal proxy from the stockholder of record.

For participants in the Wyndham Worldwide Corporation Employee Savings Plan, with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited.

How does the Board recommend that I vote?

The Board recommends the following votes:

•	FOR the election of each of the director nominees; and

•	FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2008.

How many votes are required to approve each proposal?

In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. In other words, the director nominees receiving the greatest number of votes will be elected. Abstentions will have no effect on the outcome of the vote.

For the proposal to ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention will have the effect of a vote against this proposal.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange your record holder has discretion to vote your shares on proposals relating to what are deemed to be “routine” matters, which include the election of directors and the ratification of auditors described in this proxy statement, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters. A “broker non-vote” occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

Although broker non-votes will be considered as represented for purposes of determining a quorum, broker non-votes are not counted in the tabulation of the voting results for the election of directors or the ratification of our auditors. Thus, a broker non-vote will make a quorum more readily obtainable and will not count as a vote against a proposal that requires a majority of the votes represented at the meeting.

How do I attend the meeting?

Attendance at the meeting will be limited to shareholders as of the record date, their authorized representatives and guests of Wyndham Worldwide. Admission will be by ticket only. For registered shareholders, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. Beneficial owners with shares held through a bank, broker or other nominee should request tickets in writing from the Corporate Secretary of Wyndham Worldwide Corporation, 7 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Shareholders who do not obtain tickets in advance may obtain them on the meeting date at the registration desk upon verifying his or her stock ownership as of the record date. In accordance with our security procedures, all persons attending the meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

How may I revoke a previously submitted proxy?

You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

Mellon Investor Services LLC has been retained to assist in soliciting proxies at a cost of $11,500 plus reasonable expenses. Proxies may also be solicited by our officers, directors and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2009 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2009 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 13, 2008. In general, any shareholder proposal to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than the close of business on December 28, 2008 and not later than the close of business on January 27, 2009. However, if the date of the 2009 Annual Meeting of Shareholders is not within 30 days before or after April 24, 2009, then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2008 Annual Meeting of the Shareholders must comply with the requirements of our By-Laws. A shareholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary.

Our Corporate Governance Committee will take into consideration nominees for election to the Board submitted by shareholders in accordance with the criteria and procedures described in this proxy statement under “Director Nomination Process.” The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a shareholder must comply with provisions of applicable law and our By-Laws.

What is the householding of annual disclosure documents?

The SEC has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that the shareholders are members of the same family. This rule benefits both shareholders and us by reducing the volume of duplicate information received and our expenses. Each shareholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our transfer agent, BNY Mellon Shareowner Services, by calling their toll-free number (866) 540-5760 or through their website at www.bnymellon.com.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. We are committed to having sound corporate governance principles and practices. Please visit our website at www.WyndhamWorldwide.com under the Investor Center page for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, 7 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The Board will review these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Investor Center page of our website at www.WyndhamWorldwide.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Investor Center page of our website at www.WyndhamWorldwide.com.

A director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•	Wyndham Worldwide Corporation does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•	The director is not currently, and has not within the last three years been, employed by Wyndham Worldwide Corporation’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Wyndham Worldwide Corporation’s business).

•	Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of Wyndham Worldwide Corporation serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

•	The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Wyndham Worldwide Corporation for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The director currently does not have, or had within the past three years, a personal services contract with Wyndham Worldwide Corporation, its Chairman and Chief Executive Officer or other executive officer.

•	The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Wyndham Worldwide Corporation (other than Wyndham Worldwide Corporation Board of Director fees).

•	The director is not currently an officer or director of a foundation, university or other non-profit organization to which Wyndham Worldwide Corporation within the last three years gave directly or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

Guidelines for Determining Director Independence

The Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. These standards require the Board to affirmatively determine that each director has no material relationship with Wyndham Worldwide other than as a director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its directors. During this review, the Board considered whether there are any relationships between each director or any member of his or her immediate family and us and our subsidiaries. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors are independent of Wyndham Worldwide and its management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, George

Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. Under New York Stock Exchange rules, Mr. Buckman, as a former executive officer of our former parent corporation, Cendant Corporation (now Avis Budget Group), may not be deemed to be independent until August 2009, three years from the effective date of the spin-off. All members of the Audit, Compensation and Corporate Governance committees are independent directors as required by the New York Stock Exchange listing standards, SEC rules as applicable and the Director Independence Criteria.

The Board follows a number of procedures to review, and if necessary and appropriate, ratify related party transactions. We maintain a written policy governing related party transactions that requires board approval of related party transactions exceeding $10,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of the directors determined by the Board to be independent had or has any relationship with us other than as a director. Accordingly, the Board did not need to consider any director relationship with us to make its determination of director independence.

Committees of the Board

The following describes our Board Committees. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

•	Appoints our independent registered public accounting firm, subject to shareholder ratification, to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.

•	Pre-approves all services performed by our independent registered public accounting firm.

•	Provides oversight on the external reporting process and the adequacy of our internal controls.

•	Reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors and evaluates audit efforts of both, including reviews of reports.

•	Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and establishes clear hiring policies with respect to employees or former employees of the independent auditor.

•	Reviews the Code of Business Conduct and Ethics and related compliance activities.

•	Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that both Pauline D.E. Richards and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules.

See the Audit Committee Report below. The Audit Committee Charter is available on the Investor Center page of our website at www.WyndhamWorldwide.com.

Compensation Committee

Responsibilities include:

•	Establishes executive compensation policy consistent with corporate objectives and shareholder interests.

•	Reviews and determines elements of CEO and other senior management compensation.

•	Administers equity grants under our compensation plans.

All members of the Compensation Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

See the Compensation Committee Report below. The Compensation Committee Charter is available on the Investor Center page on our website at www.WyndhamWorldwide.com.

Corporate Governance Committee

Responsibilities include:

•	Recommends to the Board nominees for election to the Board of Directors.

•	Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

•	Reviews and approves director compensation.

All members of the Corporate Governance Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Investor Center page on our website at www.WyndhamWorldwide.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, including the authorization of the issuance of stock, except that the Executive Committee does not have the authority to alter, amend or repeal the by-laws or any resolution or resolutions of the Board, declare any dividend or make any other distribution to shareholders, appoint any member of the Executive Committee or take any other action which legally may be taken only by the full Board.

Committee Membership

The following chart shows the current committee membership and the number of meetings that each committee held since January 1, 2007.

	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Myra J. Biblowit		M	M

James E. Buckman				M

George Herrera	M		C

Stephen P. Holmes				C

The Right Honourable Brian Mulroney		C	M

Pauline D.E. Richards	M	M

Michael H. Wargotz	C			M

Number of Meetings in 2007	13	8	4	2

M = Member
  C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO and other members of management relative to matters of mutual interest and concern to Wyndham Worldwide.

Since January 1, 2007, the Board held seven meetings. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served.

Executive Sessions of Independent Directors

The Board met three times during 2007 in executive session without any members of management present, whether or not they are directors. Directors meeting in executive session select a presiding director for each executive session.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, an individual non-employee director or the non-employee directors as a group may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, 7 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to directors. In addition, we adopted Business Principles applicable to all our employees, including our CEO, CFO and Chief Accounting Officer. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Investor Center page of our website at www.WyndhamWorldwide.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Business Principles that applies to our CEO, CFO or Chief Accounting Officer.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders absent exceptional cause. All of our directors attended our 2007 annual meeting and are expected to attend the 2008 annual meeting.

Director Nomination Process

Role of Corporate Governance Committee.  The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Identification and Evaluation Process.  The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate this prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Nominations and By-Law Procedures.  The Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director and the person’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board.

Our By-Laws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our By-Laws are posted on our website under Investor Center at www.WyndhamWorldwide.com. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the By-Laws as to the director nominee, information about the shareholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence of the nominee.

To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Evaluation of Shareholder Recommendations of Nominees.  The Corporate Governance Committee intends to use a substantially similar evaluation process as discussed above to evaluate nominees for director recommended by shareholders.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board on July 13, 2006. The Charter is available on the Investor Center page of our website at www.WyndhamWorldwide.com.

The Audit Committee is comprised of three directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. Subject to shareholder ratification, the Audit Committee appoints Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial statements and reporting process, for establishing and maintaining adequate internal controls over financial reporting, and for assessing the effectiveness of Wyndham Worldwide’s internal controls over financial reporting. Deloitte & Touche LLP, Wyndham Worldwide’s independent registered public accounting firm, is responsible for the integrated audit of Wyndham Worldwide’s consolidated financial statements and internal control over financial reporting. The Audit Committee has reviewed and discussed Wyndham Worldwide’s 2007 annual report on Form 10-K, including the audited consolidated financial statements of Wyndham Worldwide for the year ended December 31, 2007, with management and with representatives of Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC — Communication with audit committees. The Audit Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee has also considered whether Deloitte & Touche LLP providing limited non-audit services to Wyndham Worldwide is compatible with maintaining its independence. The Audit Committee has satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review of the audited consolidated financial statements of Wyndham Worldwide and management’s annual report on internal control over financial reporting, and on the Audit Committee’s discussions with management of Wyndham Worldwide and with Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s annual report on internal control over financial reporting be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)
George Herrera
Pauline D.E. Richards

Compensation of Directors

Non-employee directors receive compensation for Board service designed to compensate directors for their Board responsibilities and align their interests with the long-term interests of shareholders. An employee director receives no additional compensation for Board service.

The following table describes compensation for non-employee directors for 2007.

2007 Director Compensation

	Fees Paid	Stock	Option	All Other
Name	in Cash	Awards	Awards	Compensation	Total
	($)	($)(a)(b)(c)	($)(a)(d)	($)(e)(f)	($)
Myra J. Biblowit	81,339	81,154	--	10,009	172,502

James E. Buckman	79,035	78,949	--	10,027	168,011

George Herrera	85,079	84,920	--	2,503	172,502

The Right Honourable Brian Mulroney	--	170,004	--	10,025	180,029

Pauline D.E. Richards	83,813	83,696	--	5,024	172,533

Michael H. Wargotz	89,059	88,922	--	10	177,991

(a)	Represents the amounts recognized for financial statement reporting purposes for the year indicated in respect of outstanding deferred stock units in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS No. 123R).

(b)	Shares of our common stock issuable for deferred stock units at December 31, 2007 are as follows: Ms. Biblowit, 11,975; Mr. Buckman, 6,046; Mr. Herrera, 9,480; Mr. Mulroney, 25,798; Ms. Richards, 11,582; and Mr. Wargotz, 6,513.

(c)	Includes deferred stock units credited for dividends paid on deferred stock units outstanding on the record date for such dividends.

(d)	Shares of our common stock which the directors have the right to acquire through the exercise of stock options (converted from Cendant stock options in connection with the spin-off) as of December 31, 2007 are as follows: Ms. Biblowit, 22,932; Mr. Buckman, 565,500; and Mr. Mulroney, 25,016.

(e)	Includes discretionary matching contributions made by our charitable trust on behalf of the director as follows: Ms. Biblowit, $10,000; Mr. Buckman, $10,000; Mr. Herrera, $2,500; Mr. Mulroney, $10,000; and Ms. Richards, $5,000.

(f)	Includes nominal residual cash balance due to dividend fractional shares.

2008 Director Compensation

The following describes compensation we will pay our non-employee directors in 2008:

Annual director retainer	$150,000
Audit committee chair	20,000
Audit committee member	10,000
Compensation committee chair	15,000
Compensation committee member	7,500
Corporate governance committee chair	10,000
Corporate governance committee member	5,000
Executive committee member	8,000

The annual director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in deferred stock units. The number of deferred stock units issued is based on our stock price on the quarterly determination date. Directors may elect to receive more than 50% of the retainer and fees in deferred stock units. Board members do not receive additional fees for meeting attendance.

We make available to each director a term life insurance policy owned by us with a $1.1 million death benefit payable $1 million to us, which benefit we will donate to a charitable beneficiary of the director’s choice, and $100,000 paid directly to a personal beneficiary of the director’s choice. In the event we undergo a change-in-control or a director retires, we will pay the premiums for the policies for one year from the date of the change-in-control or retirement as applicable.

We provide for a company match of a director’s qualifying charitable contributions in an amount up to $10,000 per year.

In 2007 we adopted a policy to make available to our directors the right to use annually one week at a Wyndham Vacation Ownership timeshare facility.

Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-employee director to own at least 1,000 shares of our common stock. As of December 31, 2007, all of our non-employee directors met or exceeded the ownership requirements.

Ownership of Company Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2007 (and November 2, 2007 for Mr. May): each executive officer named in the Summary Compensation Table below (who we refer to as named executive officers), each person who to our knowledge beneficially owns in excess of 5% of our common stock; and all of our directors and executive officers as a group. The percentage values are based on 177,429,137 shares of our common stock outstanding as of December 31, 2007. The principal address for each director, nominee and executive officer of Wyndham Worldwide is 7 Sylvan Way, Parsippany, New Jersey 07054.

Under SEC rules, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual’s benefit.

Name	Number of Shares		% of Class
AXA Financial, Inc.	18,434,223	(a)	10.39%
Barrow, Hanley, Mewhinney & Strauss, Inc.	18,086,340	(b)	10.19%
Vanguard Windsor Funds — Vanguard Windsor II Fund	16,689,274	(c)	9.41%
Barclays Global Investors, N.A.	10,735,718	(d)	6.05%
Thomas F. Anderson	35,685	(e)(f)	*
Myra J. Biblowit	34,907	(f)(g)	*
James E. Buckman	617,295	(f)(g)(h)	*
Franz S. Hanning	115,738	(e)(f)(i)(j)	*
George Herrera	9,480	(g)	*
Stephen P. Holmes	858,600	(e)(f)(i)(j)(k)	*
Kenneth N. May	196,920	(f)(i)(l)	*
The Right Honourable Brian Mulroney	50,814	(f)(g)	*
Pauline D.E. Richards	11,582	(g)	*
Steven A. Rudnitsky	123,021	(e)(f)(i)(j)	*
Michael H. Wargotz	7,235	(g)	*
Virginia M. Wilson	50,227	(e)(f)(i)(j)	*

All directors and executive officers as a group (15 persons)	2,174,719	(m)	1.21%

*	Amount represents less than 1% of outstanding common stock.

(a)	Derived solely from information reported in a Schedule 13G under the Securities Exchange Act filed with the SEC on March 10, 2008 by AXA Financial, Inc. and certain affiliates. Such Schedule 13G indicates that AXA Financial, Inc. beneficially owns 18,434,223 shares of our common stock with sole voting power over 14,235,977 shares, shared voting power over 400 shares of our common stock and sole dispositive power over 18,434,223 shares. The principal business address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(b)	Derived from information reported in a Schedule 13G under the Securities Exchange Act filed with the SEC on February 13, 2008 by Barrow, Hanley, Mewhinney & Strauss, Inc. Such Schedule 13G indicates that Barrow, Hanley, Mewhinney & Strauss, Inc. beneficially owns 18,086,340 shares of our common stock with sole voting power over 1,138,440 shares, shared voting power over 16,947,900 shares and sole dispositive power over 18,086,340 shares. Barrow, Hanley, Mewhinney & Strauss, Inc. informed us that the shares reported in the table as beneficially owned by Barrow, Hanley, Mewhinney & Strauss, Inc. include 14,525,540 of the shares reported in the table as beneficially owned by Vanguard Windsor Funds — Vanguard Windsor II Fund, for whom Barrow, Hanley, Mewhinney & Strauss, Inc. is an investment manager. The principal business address for Barrow, Hanley, Mewhinney & Strauss, Inc. is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(c)	Derived from information reported in an amendment to Schedule 13G under the Securities Exchange Act filed with the SEC on February 14, 2008 by Vanguard Windsor Funds — Vanguard Windsor II Fund. Such Schedule 13G indicates that Vanguard Windsor Funds — Vanguard Windsor II Fund beneficially owns 16,689,274 shares of our common stock with sole voting power over 16,689,274 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for no shares. Barrow, Hanley, Mewhinney & Strauss, Inc. informed us that the shares reported in the table as beneficially owned by Barrow, Hanley, Mewhinney & Strauss, Inc. include 14,525,540 of the shares reported in the table as beneficially owned by Vanguard Windsor Funds — Vanguard Windsor II Fund, for whom Barrow, Hanley, Mewhinney & Strauss, Inc. is an investment manager. The principal business address for Vanguard Windsor Funds — Vanguard Windsor II Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(d)	Derived solely from information reported in a Schedule 13G under the Securities Exchange Act filed with the SEC on February 5, 2008 by Barclays Global Investors, N.A. and certain affiliates. Such Schedule 13G indicates that Barclays Global Investors, N.A. beneficially owns 10,735,718 shares of our common stock with sole voting power over 9,329,995 shares and sole dispositive power over 10,735,718 shares. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94015.

(e)	Excludes shares of our common stock issuable upon vesting of restricted stock units after 60 days from December 31, 2007 as follows: Mr. Holmes, 86,118; Mr. Hanning, 87,968; Mr. Rudnitsky, 82,858; Ms. Wilson, 60,867; and Mr. Anderson, 30,789.

(f)	Includes shares of our common stock which the directors and named executive officers have the right to acquire through the exercise of stock options within 60 days of December 31, 2007 (November 2, 2007 for Mr. May) as follows: Ms. Biblowit, 22,932; Mr. Buckman, 565,500; Mr. Holmes, 542,043; Mr. Mulroney, 25,016; Mr. Hanning, 72,806; Mr. May, 102,163; Mr. Rudnitsky, 88,611; Ms. Wilson, 9,808; and Mr. Anderson, 25,911.

(g)	Includes shares of our common stock issuable for deferred stock units as of December 31, 2007 as follows: Ms. Biblowit, 11,975; Mr. Buckman, 6,046; Mr. Herrera, 9,480; Mr. Mulroney, 25,798; Ms. Richards, 11,582; and Mr. Wargotz, 6,513.

(h)	Includes 3,220 shares held in Mr. Buckman’s IRA account. Includes our obligation to issue 27,069 shares of common stock to Mr. Buckman in 2009. The shares are deferred and held in a separate account.

(i)	Includes shares of our common stock which the named executive officers have the right to acquire through the exercise of stock settled stock appreciation rights within 60 days of December 31, 2007 (November 2, 2007 for Mr. May) as follows: Mr. Hanning, 23,963; Mr. Holmes, 44,931; Mr. May, 57,434; Mr. Rudnitsky, 23,963; and Ms. Wilson, 23,963.

(j)	Excludes shares of our common stock which the named executive officers did not have the right to acquire through the exercise of stock settled stock appreciation rights within 60 days of December 31, 2007 as follows: Mr. Holmes, 439,054; Mr. Hanning, 98,636; Mr. Rudnitsky, 92,298; and Ms. Wilson, 79,620.

(k)	Includes 3,394 shares held by Mr. Holmes’ children and 22,000 shares held in charitable trust. Includes our obligation to issue 91,955 shares of common stock to Mr. Holmes in 2009. The shares are deferred and held in a separate account.

(l)	Includes 137 shares held in Mr. May’s 401(k) account and 1,599 shares held in a non-qualified deferred compensation plan.

(m)	Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers are required to file reports of ownership and changes in ownership of our common stock with the SEC. In 2007, all reports were filed on time.

ELECTION OF DIRECTORS

At the date of this proxy statement, the board of directors consists of seven members, six of whom are non-employee directors and five of whom are independent directors under applicable listing standards and our corporate governance documents. The board is divided into three classes, each with three-year terms. The terms of the classes are staggered so that one-third of the directors, or as near to one-third as possible, are elected at each annual meeting.

At this year’s meeting, two directors are to be elected for three-year terms. The Corporate Governance Committee of the board has nominated James E. Buckman and George Herrera, both of whom are presently our directors.

We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

The two nominees and the other present directors continuing in office after the meeting are listed below, with brief biographies.

Nominees for Election to the Board for a
Three-Year Term Expiring at the 2011 Annual Meeting

James E. Buckman, 63, was a director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a director of Wyndham Worldwide since our separation from Cendant in July 2006. Since May 1, 2007, Mr. Buckman has served as Vice Chairman of York Capital Management, a hedge fund management company headquartered in New York City. From January 2007 until May 2007, he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in

August 2006. Mr. Buckman was a Vice Chairman of Cendant from November 1998 until the completion ofCendant’s separation plan in August 2006. Mr. Buckman was a Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman serves as a director of Nascent Wine Company, Inc.

George Herrera, 51, has served as a director since our separation from Cendant in July 2006. Mr. Herrera was a Cendant director from January 2004 until the completion of Cendant’s separation plan in August 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998.

Directors Continuing in Office for a Term
Expiring at the 2009 Annual Meeting

Stephen P. Holmes, 51, has served as the Chairman of our Board of Directors and as our Chief Executive Officer since our separation from Cendant in July 2006. Mr. Holmes was a director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a director of Wyndham Worldwide since the separation in July 2006. Mr. Holmes was Vice Chairman and Director of Cendant and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 until our separation from Cendant in July 2006. Mr. Holmes was Vice Chairman of HFS Incorporated, from September 1996 until December 1997 and was a director of HFS from June 1994 until December1997. From July 1990 through September

1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS.

Myra J. Biblowit, 59, has served as a director since our separation from Cendant in July 2006. Ms. Biblowit was a Cendant director from April 2000 until the completion of Cendant’s separation plan in August 2006. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History.

Pauline D.E. Richards, 59, has served as a director since our separation from Cendant in July 2006. Ms. Richards was a Cendant director from March 2003 until the completion of Cendant’s separation plan in August 2006. Since November 2003, Ms. Richards has been Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in different positions from 1988 through 1998. Thesepositions included

Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards was chairperson of Cendant’s audit committee from October 2004 until the completion of Cendant’s separation plan in August 2006.

Directors Continuing in Office for a Term
Expiring at the 2010 Annual Meeting

The Right Honourable Brian Mulroney, 68, has served as a director since our separation from Cendant in July 2006. Mr. Mulroney was a Cendant director from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a director of the following public companies: Archer Daniels Midland Company Inc., Barrick Gold Corporation, Blackstone Group, L.P., Hicks Acquisition Co. I, Inc., Independent News and Media, PLC, Quebecor, Inc. (including its subsidiaries, Quebecor World, Inc. and Quebecor Media, Inc.). Mr. Mulroney was a director of HFS from April 1997 until December 1997.

Michael H. Wargotz, 49, has served as a director since our separation from Cendant in July 2006. Since December 2006, Mr. Wargotz has been the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services. From June 2004 until November 2006, he was a Vice President of NetJets. Since January 2001, Mr. Wargotz has been a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm. From January 2000 to December 2000, Mr. Wargotz pursued personal interests. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz

was a Senior Vice President with HFS from July 1994 to December 1997.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
JAMES E. BUCKMAN AND GEORGE HERRERA

EXECUTIVE COMPENSATION

Compensation Committee Matters

Wyndham Worldwide Compensation Committee.  Our Compensation Committee is responsible for establishing executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Compensation Committee operates under a written charter adopted by the Board. The charter is reviewed on an annual basis and revised as appropriate. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at our Board meetings.

Executive Compensation Consultant.  For 2007 and 2008, Hewitt Associates was retained by our Compensation Committee as a third-party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, our Compensation Committee utilizes reports and analyses prepared by Hewitt Associates. Hewitt Associates was retained to provide our Compensation Committee with competitive market pay analyses including total compensation measurement services, proxy data studies and market trends.

Management’s Role.  Our management plays a significant role in our executive compensation process including evaluating executive performance, recommending performance targets for incentive compensation and recommending salary increases and equity awards. Our CEO works with the Compensation Committee in establishing the agenda for committee meetings and management prepares and distributes meeting information to committee members. Our CEO also participates in Compensation Committee meetings at the committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives (other than himself). Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Compensation Committee.

Compensation Discussion and Analysis

Overview

Our Executive Total Compensation Strategy is designed to achieve the following objectives:

•	Attract and retain superior senior management talent.

•	Provide our executives with market competitive compensation elements consistent with comparable hospitality, service and general industry companies.

•	Support a high-performance environment by linking compensation with performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

In summary, the compensation decisions and other actions relevant to our named executive officers for 2007 were as follows:

•	We adopted our Executive Total Compensation Strategy as described below.

•	We paid our named executive officers the base salaries listed in the Summary Compensation Table below. Our Compensation Committee approved base salary merit increases for the named executive officers in the amounts described under 2007 Executive Compensation Elements and Decisions — Base Salary.

•	We paid our named executive officers annual incentive compensation in the amounts listed in the Summary Compensation Table below.

•	We made grants of stock settled stock appreciation rights and restricted stock units to our named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

•	We provided our named executive officers perquisites and all other compensation in the amounts listed in the All Other Compensation Table below.

•	In October 2007, Kenneth N. May resigned his position as President and CEO of our Group RCI business unit and entered into a termination agreement with us. Pursuant to the termination agreement, we paid Mr. May cash severance and accelerated the vesting of certain stock-based awards. The amounts paid to Mr. May under the termination agreement are listed in the Summary Compensation Table below and discussed further under Resignation of Named Executive Officer.

Due to Mr. May’s resignation, Mr. May was not employed by Wyndham Worldwide on the date upon which our named executive officers must be employed to receive 2007 annual incentive compensation and 2008 long-term incentive awards under our compensation plans. As a result he was not paid 2007 annual incentive compensation or eligible for 2008 compensation elements. Accordingly, this Compensation Discussion and Analysis does not include a discussion of these matters.

The compensation decisions relevant to our named executive officers for 2008 were as follows:

•	Our Compensation Committee approved base salary merit increases for the named executive officers in the amounts described under 2008 Executive Compensation Elements and Decisions — Base Salary.

•	Our Compensation Committee approved corporate and business unit EBIT targets and funding models for 2008 annual incentive compensation.

•	We made grants of stock settled stock appreciation rights and restricted stock units to our named executive officers in the amounts described under 2008 Executive Compensation Decisions — Long-term Incentive Compensation.

•	Our Compensation Committee approved 2008 executive perquisites consistent with our 2007 program.

•	We amended our Policy on Granting Equity Awards as described under Policies and Practices for Pricing and Timing of Granting Equity Awards.

Executive Total Compensation Strategy

In February 2007, we adopted our Executive Total Compensation Strategy with the following principles and objectives as they apply to our named executive officers:

•	Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers is integral to our ongoing success. Our named executive officers possess extensive experience in our business and the hospitality segments in which we compete and demonstrate the leadership skills and commitment to excellence that we believe are critical for our company. Accordingly, our compensation strategy is designed in part to promote a long-term commitment from our named executive officers.

•	Provide our executives with those compensation elements that are consistent with those provided by comparable hospitality and other service companies as well as general industry. Accordingly, our elements of compensation are base salary, annual incentive compensation, long-term incentive compensation, perquisites and retirement, health and welfare benefits.

•	Support a high-performance environment by linking compensation with performance. Our key goals are to grow our business and increase shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results so executives earn incentives only when and to the extent that targets are achieved. Accordingly, incentive awards should be driven by corporate and segment performance. Individual performance may influence the size of awards.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders. Long-term awards should appropriately balance an alignment with shareholder interests against our goal of retaining our key personnel.

•	Provide our named executive officers with competitive base salaries, annual incentive compensation and long-term incentives so that total compensation is targeted to the market median but may approach the 75th percentile of our peer group based on meeting company, business unit and individual goals. When determining a competitive level, we look to comparable hotel and hospitality companies.

Determining Executive Compensation

Annual Evaluation.  An important aspect of the Compensation Committee’s annual work relates to the determination of compensation for our senior executives. The Compensation Committee meets each year to evaluate the performance of the named executive officers, to consider and review their base salaries for potential annual increases, approve annual incentive compensation and funding models and to consider and approve any grants to them of long-term incentive compensation. Since Mr. Anderson became a named executive officer as a result of Mr. May’s departure in November 2007, the Compensation Committee did not perform a review of certain elements of Mr. Anderson’s compensation during the 2007 compensation review process, which took place in the first and second quarters of 2007.

Employment Agreements.  In connection with our 2006 spin-off from Cendant, Cendant’s compensation committee approved the employment agreement for Mr. Holmes. In July 2006, we entered into employment agreements with Mr. Holmes, Mr. Rudnitsky, Mr. May, Mr. Hanning and Ms. Wilson. In August 2006, we provided an employment letter to Mr. Anderson. In October 2006, our Compensation Committee reviewed the actions of Cendant’s compensation committee as they applied to Mr. Holmes and ratified the employment agreements of our other named executive officers. The employment agreements and arrangements for our named executive officers established the executives’ 2006 base salary, target annual incentive compensation and long-term incentive award. Since the employment agreements expire in July 2009, the terms of the agreements similarly form the basis for 2007 and 2008 base salary and annual incentive compensation. Long-term incentive awards for 2007 and 2008 were approved in the discretion of the Compensation Committee. The employment agreements are described in further detail below under Agreements with Named Executive Officers.

Compensation Committee Discretion.  Based on the above, although the Compensation Committee annually reviews and approves all elements of the compensation of the named executive officers, for 2007 the committee exercised primary discretion over annual base salary merit increases, approval of EBIT targets and funding models for annual incentive compensation, grants of long-term incentive awards and perquisites. Accordingly, for these elements, the committee has discretion to determine the size of any award or payment. For 2007, the committee generally based their decisions on a combination of management’s recommendations (other than with respect to our CEO), the external market data provided by our management and compensation consultant and such other factors they deemed appropriate in their discretion.

Performance Compensation.  Performance-based compensation for our named executive officers includes base salary merit increases, annual incentive compensation and long-term incentive compensation.

Base Salary.  Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income designed to attract and retain superior managers. Merit increases in base salary reward successful individual performance and seek to create incentives for retention. Under our annual performance review process, to receive a 2007 base salary merit increase an executive must achieve a “Key Contributor” or “Exceptional Contributor” performance rating. Executives who receive a “Low Contributor” rating are not eligible for a 2007 base salary merit increase. An “Exceptional Contributor” exhibits exceptional contributions and personal leadership above the norm. A “Key Contributor” fully and consistently meets position requirements, objectives and expectations. A “Low Contributor” does not achieve or only intermittently achieves the responsibilities of the position and the goals of the individual’s performance and development plan.

We based the 2007 merit increases on the market analysis described below and a review of the 2006 individual performance of the named executive officers against these performance ratings. Elements of individual performance considered by the Compensation Committee and management in such review include business unit or function results of operations, achievement of non-financial objectives and leadership characteristics. The 2007 base salary merit increases for our named executive officers are described below under 2007 Executive Compensation Elements and Decisions — Base Salary.

Annual Incentive Compensation.  Our annual incentive compensation program is designed to create incentives for our executives to drive our financial and operating performance and thus create value for our shareholders. Target performance objectives for annual incentive compensation are established on the basis of total company (corporate) and/or business unit Earnings Before Interest and Taxes (EBIT), a standard measure of our profitability. The EBIT targets may be adjusted for special items or circumstances. The EBIT targets under the funding models for the corporation and business units are recommended by management and approved by our Compensation Committee based on approved operating budgets consistent with our strategic plan.

An executive’s annual incentive compensation may be higher or lower than the target payment (down to zero) depending on corporate and business unit performance. For example, the annual incentive payment could be as high as 125% of the target if the operating unit results exceed 106% of the EBIT target or as low as zero if the operating unit results are less than 95% of the EBIT target. Accordingly, consistent with the principle of our Executive Total Compensation Strategy that compensation should be linked with actual corporate and business unit performance as applicable, target annual incentive compensation is paid to our named executive officers only if target levels are achieved.

Executives must receive at least a “Key Contributor” performance rating to be eligible for 2007 annual incentive compensation. For our CEO, CFO and Mr. Anderson, the 2007 annual incentive payment was based 100% on our corporate target. For our business unit chief executives, the 2007 annual incentive payment was weighted 25% for the corporate target and 75% for the business unit target. Although individual performance may be considered by the Compensation Committee and management in awarding annual incentive compensation to our eligible executives, for 2007 the named executive officers earned annual incentive compensation based solely on corporate and business unit EBIT performance as applicable.

A discussion of our 2007 EBIT targets and results at the corporate and business unit levels is presented below under 2007 Executive Compensation Elements and Decisions — Annual Incentive Compensation. The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2007.

Long-term Incentive Compensation.  Our Compensation Committee annually approves an aggregate budget available for long-term incentive awards. We link performance to our long-term incentive awards by using the relative contribution of each business unit’s performance to our overall corporate results to allocate 25% of the aggregate budget among our operating units. The remainder of the aggregate budget is allocated based on the relative number of eligible executives in the operating units. Equity awards are then made to the operating unit executives based on individual performance review and future potential. Elements of individual performance considered by the Compensation Committee and management in such review include business unit or function results of operations, achievement of non-financial objectives and leadership characteristics.

Long-term incentive awards are granted under our 2006 Equity and Incentive Plan. The long-term incentive awards we made to our named executive officers in 2007 are listed in the Grants of Plan-Based Awards Table.

Compensation Benchmarking.  We believe that information regarding compensation practices at other companies is useful in evaluating compensation of our named executive officers. We recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a key factor that we consider in assessing the reasonableness of the compensation of our executives. Accordingly, we review compensation levels for our named executive officers against benchmarked compensation levels at peer companies and industry surveys recommended by management and our compensation consultant.

Peer Groups.  For 2007, our management provided our Compensation Committee a competitive market assessment of the market median (or 50th percentile) and 75th percentile of the compensation of the named executive officers and senior executives of peer companies focusing on base salary, annual incentive compensation and long-term incentive compensation. For Mr. Holmes, our competitive assessment utilized external market data based on Choice Hotels International, Inc., Hilton Hotels Corporation, Interstate Hotels and Resorts, Inc., Marriott International, Inc. and Starwood Hotels & Resorts Worldwide, Inc. (hotel peer group). This peer group was used because we believe these companies comprise our most closely comparable competitors. For our named executive officers other than Mr. Holmes and Mr. Anderson (who was not reviewed), our competitive assessment utilized external market data based on Choice Hotels International, Inc., Harrah’s Entertainment, Inc., Hilton Hotels Corporation, Interstate Hotels and Resorts, Inc., Marriott International, Inc., MGM MIRAGE and Starwood Hotels & Resorts Worldwide, Inc. (hospitality peer group). This peer group was used because we believe these companies comprise our most closely comparable competitors and include companies from the gaming industry, which we believe to increasingly be a competitor for our senior management talent. For 2007 base salary merit increases and perquisites, our management provided the Compensation Committee with compensation survey data prepared by national human resources consulting firms. As we are a relatively new public company, our management expects to continue to review our peer groups with our Compensation Committee and make changes if appropriate.

Base Salary.  In January 2007, our compensation consultant reviewed Mr. Holmes’ 2006 actual base salary against the hotel peer group and found his base salary to approximate the benchmark median base salary. In December 2006, our management reviewed the 2006 actual base salaries of the named executive officers other than Mr. Holmes and Mr. Anderson (who was not reviewed) against the hospitality peer group and found their base salaries to be consistent with the benchmark 50th percentile base salary.

For 2007 base salary merit increases, our management provided our Compensation Committee with a market assessment of annual salary increases utilizing external market data from World at Work, Hewitt Associates and Mercer annual salary increase surveys. Based on this review, management determined that U.S. salaries were projected to increase by 4% in 2007 and we accordingly established a 4% 2007 merit increase budget. Base salary merit increases may exceed the merit increase budget for “Exceptional Contributors.”

Annual Incentive Compensation.  In January 2007, our compensation consultant reviewed Mr. Holmes’ 2007 target annual incentive compensation against the hotel peer group and found his annual incentive compensation to be consistent with the benchmark 75th percentile. In December 2006, our management reviewed the 2007 target annual incentive compensation of the named executive officers other than Mr. Holmes and Mr. Anderson (who was not reviewed) against the hospitality peer group and found their annual incentive compensation to exceed the benchmark 50th percentile but to be below the benchmark 75th percentile annual incentive compensation.

Long-term Incentive Compensation.  Our 2007 competitive assessment focused on potential long-term incentive award mix including stock options, restricted stock, stock-settled stock appreciation rights; target award values; and plan design such as vesting and performance. In January 2007, our compensation consultant reviewed Mr. Holmes’ 2006 actual long-term incentive compensation against the hotel peer group and found his long-term incentive compensation to be consistent with the benchmark median long-term incentive compensation. In December 2006, our management reviewed the 2006 actual long-term incentive compensation of the named executive officers other than Mr. Holmes and Mr. Anderson (who was not reviewed) against the hospitality peer group and found their long-term incentive compensation to be consistent with the benchmark 50th percentile of long-term incentive compensation.

Perquisites.  For 2007, our management provided our Compensation Committee with a market assessment of competitive perquisite practices utilizing widely available market data publications from Hewitt Associates, Watson Wyatt and other service providers. Based on this review, we found our existing executive perquisites program to be consistent with market practices.

Total Compensation.  In connection with the annual evaluation of the compensation of the named executive officers, management provides the Compensation Committee with prior year total compensation summaries for the named executive officers so the committee may evaluate how each compensation element fits into our overall compensation objectives and affects decisions regarding other elements. In addition, based on the external market data for the individual compensation elements discussed above, management provides the Compensation Committee with a market assessment of total compensation of each of the named executive officers against the peer group data.

In January 2007, our compensation consultant reviewed Mr. Holmes’ 2006 actual total compensation against the hotel peer group and found his total compensation to be consistent with the competitive norms (defined to be plus or minus 15% of the benchmark median). In December 2006, our management reviewed the 2006 actual total compensation of the other named executive officers (other than Mr. Anderson, who was not reviewed) against the hospitality peer group and found their total compensation to be consistent with the benchmark 50th percentile total compensation. In February 2007, the Compensation Committee reviewed the external market data prepared by our management as described above in considering each compensation element against total compensation, and although individual elements may have approached or been consistent with the benchmark 75th percentile for a particular named executive officer, the Compensation Committee was satisfied that 2007 targeted total compensation was consistent with our Executive Total Compensation Strategy.

As discussed in detail above, each of our executive compensation elements is designed to accomplish different objectives. Base salary is designed to attract and retain our executives. Annual incentive compensation is designed to create incentives for executives to drive financial and operating performance and thus create value for shareholders. Long-term incentive compensation similarly creates performance incentives and encourages retention. As each element has specific objectives, the Compensation Committee determinations with respect to one element generally do not influence decisions regarding the other elements to the extent total compensation is consistent with our Executive Total Compensation Strategy. Since the external market data confirmed that each element of compensation as well as total compensation of our CEO and other named executive officers are market competitive and within compensation benchmarks consistent with our Executive Total Compensation Strategy, and given the significant scope and responsibilities of the CEO which are greater than those of the other named executive officers, we believe any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers is appropriate.

2007 Executive Compensation Elements and Decisions

Base Salary.  In February 2007, based on the factors discussed above, our Compensation Committee approved 2007 base salary merit increases for each of our named executive officers. Mr. Rudnitsky, Mr. May and Ms. Wilson received a 4% base salary merit increase for 2007 based on a “Key Contributor” performance rating. Mr. Hanning received a 5% increase based on the operating performance of his business unit, Wyndham Vacation Ownership, and his performance rating of “Exceptional Contributor”. While our compensation consultant concluded that it was not necessary for the Compensation Committee to approve a merit increase for Mr. Holmes’ 2007 base salary to remain market competitive, in the Compensation Committee’s discretion, the Compensation Committee approved a 4% merit increase for Mr. Holmes consistent with other named executive officers and to reflect the Compensation Committees’ evaluation of Mr. Holmes’ performance as exceptional.

The base salaries we paid to our named executive officers in 2007 are listed in the Summary Compensation Table below.

Annual Incentive Compensation.  In February 2007, our Compensation Committee approved the funding models applicable to our corporate and business unit named executive officers. The 2007 funding models for corporate and the business units excluded separation and related expenses as well as legacy matters. In February 2008, based on the corporate and business unit operating results described below, our Compensation Committee approved 2007 annual incentive compensation that was paid to the named executive officers in February 2008. The 2007 annual incentive compensation paid to our named executive officers is listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

For 2007, the corporate adjusted EBIT target was approximately $674 million and actual adjusted corporate EBIT was approximately $687 million or approximately 102% of the adjusted target which resulted in an annual incentive payment of 107% of target for Mr. Holmes, Ms. Wilson and Mr. Anderson under the 2007 corporate funding model. The annual incentive compensation paid to Mr. Holmes, Ms. Wilson and Mr. Anderson was weighted 100% on the corporate adjusted payout level.

For 2007, the Wyndham Hotel Group (WHG) adjusted EBIT target was approximately $186 million and actual adjusted WHG EBIT was approximately $189 million or approximately 102% of the adjusted target. The annual incentive compensation paid to Mr. Rudnitsky for 2007 was weighted 25% on the corporate adjusted EBIT payout level and 75% on the WHG adjusted EBIT payout level which resulted in an annual incentive payment of 106% of target for Mr. Rudnitsky under the 2007 blended corporate and WHG funding models.

For 2007, the Wyndham Vacation Ownership (WVO) EBIT target was approximately $323 million and actual adjusted WVO EBIT was approximately $339 million or approximately 105% of target. The annual incentive compensation paid to Mr. Hanning for 2007 was weighted 25% on the corporate adjusted EBIT payout level and 75% on the WVO EBIT payout level which resulted in an annual incentive payment of 120.5% of target for Mr. Hanning under the 2007 blended corporate and WVO funding models.

Our EBIT targets under the funding models are recommended by management and approved by our Compensation Committee based on operating budgets consistent with our strategic plan. We believe that the EBIT targets represent appropriate goals for our executives to achieve business growth and create shareholder value. Consistent with our performance-driven compensation strategy, we believe that using our annual incentive compensation program to provide incentives to our named executive officers to achieve our profit targets is a critical tool to create shareholder value.

Long-Term Incentive Compensation.  Our 2007 long-term incentive award plan focused on the following objectives: further strengthen the alignment between shareholder interests and the named executive officers; achieve competitiveness with the external market; foster retention; and reward and recognize the key talent contributions of our named executive officers.

Based on the factors described above under Determining Executive Compensation, the Compensation Committee determined to heavily weight our CEO’s 2007 long-term incentive award toward stock settled stock appreciation rights in relation to restricted stock units to provide maximum leverage and create incentives to drive long-term share price appreciation. A stock settled stock appreciation right is similar to a stock option and gives the executive the right to receive an amount in shares of common stock equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right. A restricted stock unit represents the right to receive a share of our common stock on a set vesting date. For our other named executive officers, long-term incentives are weighted between stock settled stock appreciation rights and restricted stock units to drive performance and encourage retention.

We granted the stock settled stock appreciation rights and restricted stock units to our named executive officers as described in the Grants of Plan-Based Awards Table below.

Perquisites.  We provide our senior executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to retain the best managers and allow them to operate more effectively.

In 2007, based on external market data provided by our management and the other factors described above, our Compensation Committee approved perquisites for the named executive officers consistent with our existing program including a leased automobile and financial planning services. For each of these perquisites the executive receives a “tax gross-up” payment, which means the executive receives additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. We also provided Mr. Holmes and Mr. Hanning with limited personal use of company aircraft for which we imputed income without a tax gross-up. Perquisites provided to the named executive officers in 2007 are described in the All Other Compensation Table below.

Officer Deferred Compensation Plan.  Our officer deferred compensation plan permits named executive officers to defer salary, commission and bonus compensation. We match executive contributions to the plan up to 6% of salary, commission and bonus. The executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below under the 2007 Deferred Compensation Table.

401(k) Plan.  We provide employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer salary. We provide named executive officers and other participants a company match of salary contributed up to 6% of salary. The company match is 100% vested.

Savings Restoration Plan.  We adopted a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code under our 401(k) plan, but there are no matching contributions for these deferrals.

Severance Arrangements.  The employment agreements of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation as well as accelerated equity award vesting if the executive’s employment is terminated without cause or for a constructive discharge. These payments and terms are discussed below under Agreements with Named Executive Officers.

The severance terms for the named executive officers were negotiated in connection with their employment agreements consistent with Cendant peer executives and prevailing market practices based on market data provided by Cendant’s compensation consultant. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms only arises in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the annual compensation review.

Change-in-Control Arrangements.  Mr. Holmes’ employment agreement provides for payments related to base salary and bonus as well as accelerated equity vesting in the event of a change-in-control. The other named executive officers receive payments only if their employment is terminated without cause or for constructive discharge following a change-in-control. These payments and terms are discussed below under Agreements with Named Executive Officers. In addition, equity grants made to all key employees, including the named executive officers, under our 2006 Equity and Incentive Plan fully vest on a change-in-control.

The change-in-control terms for Mr. Holmes were negotiated in connection with his employment agreement consistent with Cendant peer executives and based on market data provided by Cendant’s compensation consultant. Since a potential change-in-control transaction generally results in increased shareholder value, we believe that it is important to provide incentives to motivate Mr. Holmes to pursue and complete potential transactions should they arise. Like the severance arrangements, the value of the change-in-control arrangements only arises in the context of an imminent change-in-control. The terms do not enhance Mr. Holmes’ current income and therefore are independent of his annual compensation review.

Policies and Practices for Pricing and Timing of Equity Grants.  In February 2008, our Board amended our Policy on Granting Equity Awards to provide that grants of equity awards to our eligible executives, including the named executive officers, will be made annually within twenty New York Stock Exchange trading days of the date on which we publicly announce our annual results of operations as opposed to within 10 trading days of the date on which we release our first quarter results of operations as provided under the policy prior to amendment. These amendments align the timing of our long-term incentive award grant process with the rest of the annual executive compensation review cycle so that salary planning, annual incentive compensation planning and long-term incentive award determination may be more efficiently considered as a whole. Under our amended Policy on Granting Equity Awards, we observe the following relating to the timing of equity grants:

•	except for grants for new executives, we determine all equity awards at a Compensation Committee meeting held during February or March each year;

•	the date of the meeting on which grants are made is a date within 20 trading days following our release of earnings and all other relevant nonpublic information for our fiscal year end;

•	The grant date for all equity awards is always the date of approval of the grants; and

•	the exercise or base price of any equity award is the closing price on the New York Stock Exchange of our underlying common stock on the grant date.

Resignation of Named Executive Officer

Effective November 2, 2007, we entered into a termination agreement with Mr. May. Consistent with Mr. May’s employment agreement, we paid Mr. May cash severance of $2.2 million, an amount equal to 200% of the sum of his 2007 base salary and target annual incentive compensation, and any of

Mr. May’s long-term incentive awards that would have otherwise vested within one year of November 2, 2007 vested immediately. As a result of this acceleration of the vesting dates, Mr. May was vested with the following stock settled stock appreciation rights that would have otherwise vested on May 2, 2008: 23,963 with an exercise price of $31.85 and 9,508 with an exercise price of $36.70, all of which expire November 9, 2009. Similarly, Mr. May was vested with 12,533 restricted stock units net of income tax withholding that would have otherwise vested on May 2, 2008.

Mr. May will continue to hold two tranches of stock options as described below in the Outstanding Equity Awards at 2007 Fiscal Year-End Table. Mr. May will be paid a lump sum deferred compensation amount of approximately $56,844 on or about June 2, 2008 under the guidelines of our Officer Deferred Compensation Plan.

Mr. May executed a customary release agreement with us pursuant to which Mr. May released us from claims arising in connection with, among other things, his employment with us and the termination agreement. Under the termination agreement, Mr. May will remain subject to certain provisions of his employment agreement including two year non-competition and non-solicitation restrictions, as well as indemnification, cooperation and confidentiality provisions.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines apply to our CEO and the other executive officers who report directly to him, including the named executed officers.

The following guidelines specify the amount of our common stock that the following officers must beneficially own: CEO: four (4) times base salary; Business Unit CEO: two (2) times base salary; CFO: two (2) times base salary; and other executive officers who report directly to the CEO: one (1) times base salary.

Compliance with the individual guidelines is calculated as follows: the product of the multiple and the applicable base salary is divided by the highest closing price of our common stock on the New York Stock Exchange for the 12 month period prior to the date of determination. Compliance is evaluated on a twice-per-year basis, as of June 30 and December 31 of each year, and not on a running basis.

Share ownership that counts towards satisfaction of the guidelines includes: shares owned outright by the executive or his or her immediate family members residing in the same household; shares held in our 401(k) savings plan or Officer Deferred Compensation Plan; restricted stock or restricted stock units; and shares held in trust by the executive or his or her immediate family members residing in the same household.

As of December 31, 2007, all of the named executive officers were in compliance with these guidelines.

2008 Executive Compensation Decisions

Base Salary.  In February 2008, our Compensation Committee approved 2008 base salary merit increases for each of our named executive officers. Mr. Holmes received a 4.33% merit increase for 2008 consistent with other named executive officers and to reflect the Compensation Committees’ evaluation of Mr. Holmes’ performance as exceptional. Mr. Hanning received a 4.94% increase based on an “Exceptional Contributor” rating. Mr. Rudnitsky and Ms. Wilson received 4.04% and 4.05% merit increases, respectively, for 2008 based on a “Key Contributor” performance rating. Mr. Anderson received a 5.0% increase based on a “Key Contributor” rating and an assessment of his responsibilities and value-added performance. Consistent with the executives’ employment agreements, and taking into account 2008 merit increases, 2008 base salaries are as follows:

2008
Name	Base Salary
($)
Mr. Holmes	1,085,000

Mr. Rudnitsky	541,000

Mr. Hanning	606,000

Ms. Wilson	514,000

Mr. Anderson	382,000

Annual Incentive Compensation.  In February 2008, our Compensation Committee approved corporate and business unit EBIT targets and funding models that will be used to determine any 2008 annual incentive compensation. Like 2007, management established performance objectives for 2008 annual incentive compensation based on corporate and/or business unit EBIT targets. These targets are based on approved operating budgets consistent with our strategic plan. The EBIT targets may be adjusted for special items or circumstances if appropriate. Consistent with our past results, we believe that the EBIT targets represent appropriate goals for our executives to achieve business growth and create shareholder value.

For our CEO, CFO and Mr. Anderson, the 2008 annual incentive payment will be weighted 100% on the corporate target. For our business unit chief executives, the 2008 annual incentive payment will be weighted 25% for the corporate target and 75% for the business unit target.

Consistent with the executives’ employment agreements, and based on the 2008 base salaries described above, the possible threshold, target and maximum annual incentive compensation payouts payable to the named executive officers for 2008 are as follows:

Name	Threshold	Target	Maximum
	($)	($)	($)
Mr. Holmes	542,500	2,170,000	2,712,500

Mr. Rudnitsky	187,997	541,000	676,250

Mr. Hanning	165,000	660,000	825,000

Ms. Wilson	128,500	514,000	642,500

Mr. Anderson	71,625	286,500	358,125

Long-term Incentive Compensation.  In February 2008, based on external market data and consistent with our 2007 practices for long-term incentive awards, our Compensation Committee approved 2008 long-term incentive compensation for each of our named executive officers in the following amounts.

	Grant Date	Restricted	Stock Settled Stock
Name	Fair Value	Stock Units	Appreciation Rights
	($)	(#)(a)	(#)(b)(c)
Mr. Holmes	5,000,000	56,382	556,379

Mr. Rudnitsky	1,900,000	64,276	70,474

Mr. Hanning	2,250,000	76,116	83,456

Ms. Wilson	1,250,000	42,287	46,364

Mr. Anderson	725,000	32,701	--

(a)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(b)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of March 1, 2008.

(c)	Units of stock settled stock appreciation rights calculated by dividing the fixed dollar grant by the fair value of such rights on the date of grant, February 29, 2008, as determined using the Black-Scholes formula.

Perquisites.  In February 2008, based on external market data, our Compensation Committee approved 2008 executive perquisites consistent with our 2007 perquisite program.

Equity Grant Practices.  In February 2008, our Board amended our Policy on Granting Equity Awards as described above under Policies and Practices for Pricing and Timing of Granting Equity Awards.

Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and certain highly compensated executive officers during any taxable year, unless such compensation is performance based and meets certain requirements. We expect to claim an income tax deduction for 2007 compensation paid to our CEO and executive officers to the extent permitted by this section of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)
Myra J. Biblowit
Pauline D.E. Richards

2007 Summary Compensation Table

The following table describes compensation paid to our named executive officers for 2007. The 2006 amounts reported include compensation attributable to employment with Cendant prior to the spin-off.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
Name & Principal Position	Year		Salary	Awards	Awards	Compensation	Bonus	Compensation	Total
			($)	($)(a)	($)(a)	($)(b)	($)	($)(c)	($)
Stephen P. Holmes	2007		1,013,848	791,667	1,125,000	2,212,435	--	329,339	5,472,289

Chairman and Chief	2006		862,066	3,996,098	2,604,950	2,100,000	--	1,919,510	11,482,624
Executive Officer

Franz S. Hanning	2007		561,821	750,000	416,667	795,300	--	104,928	2,628,716

President and Chief	2006		520,961	1,556,871	580,393	825,000	--	805,619	4,288,844
Executive Officer, Wyndham Vacation Ownership

Kenneth N. May	2007 (d	)	465,387	781,250	427,083	--	--	2,280,729	3,954,449

Former President	2006		552,577	1,540,480	554,404	288,750	--	85,905	3,022,116
and Chief Executive Officer, Group RCI

Steven A. Rudnitsky	2007		506,930	718,750	406,250	545,362	--	102,960	2,280,252

President and Chief	2006		500,000	1,517,988	504,456	525,000	--	275,064	3,322,508
Executive Officer, Wyndham Hotel Group

Virginia M. Wilson	2007		481,578	531,250	385,416	525,454	--	92,492	2,016,190

Executive Vice	2006		444,644	1,272,928	240,479	498,750	--	616,748	3,073,549
President and Chief Financial Officer

Thomas F. Anderson	2007		354,846	262,500	--	290,382	75,000 (e)	107,985	1,090,713

Executive Vice	2006		301,442	571,657	101,022	275,625	75,000 (e)	114,866	1,439,612
President and Chief Real Estate Development Officer

(a)	Represents the amounts recognized for financial statement reporting purposes for the year indicated in respect of outstanding stock and option awards in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2007 audited financial statements of our annual report on Form 10-K. Amounts for stock settled stock appreciation rights previously reported for Mr. Holmes for 2006 under the Stock Awards column have been reclassified to the Option Awards column.

(b)	For 2007, represents annual incentive compensation for 2007 paid in 2008. For 2006, represents annual incentive compensation for 2006 paid in 2007.

(c)	See All Other Compensation Table below for a description of compensation included in this column.

(d)	The amounts reported for 2007 include compensation attributable to Mr. May’s employment with Wyndham Worldwide for 2007 through the date of termination of employment, November 2, 2007, and for amounts paid in connection with his termination agreement.

(e)	Represents discretionary bonus payable under Mr. Anderson’s employment letter, based on individual performance regarding development of mixed use and collaborative partnering transactions.

All Other Compensation Table

The All Other Compensation in the Summary Compensation Table above includes the following components. The total compensation amounts for 2006 and 2007 are provided in the “All Other Compensation” column of the Summary Compensation Table above.

			Mr. Holmes	Mr. Hanning	Mr. May	Mr. Rudnitsky	Ms. Wilson	Mr. Anderson
			($)	($)	($)	($)	($)	($)
Personal use of	2007		78,845	7,658	--	--	--	--

company	2006		30,751	7,765	--	--	--	--
aircraft (a)

Company	2007	(b)	23,870	17,404	24,119	22,802	15,199	18,397

automobile	2006	(c)	18,767	17,062	17,996	18,603	13,509	13,631

Financial planning	2007	(d)	10,000	9,310	--	9,310	8,390	7,080

services	2006	(d)	10,000	9,250	--	9,250	8,325	7,025

401(K) company	2007		--	13,500	--	--	--	13,500

match	2006		--	13,200	--	--	--	13,200

Deferred	2007		193,577	47,718	27,923	63,138	60,422	--

compensation	2006		177,724	--	--	61,510	56,603	--
company match

Insurance	2007		2,915 (e)	--	--	--	--	--

	2006		2,495 (e)	--	--	--	--	--

Dividends	2007		--	--	934 (f)	--	--	--

	2006	(g)	137,913	49,813	48,246	48,920	31,884	18,658

Retention payment	2007		--	--	--	--	--	--

	2006	(h)	--	700,000	--	--	500,000	--

Contract	2007		--	--	--	--	--	--

termination	2006		1,500,000 (i)	--	--	--	--	--
payment

Cash severance	2007		--	--	2,200,000 (j)	--	--	--

	2006		--	--	--	--	--	--

Executive medical	2007		4,800	720	720	720	720	720

	2006		4,800	720	720	720	720	720

Corporate gift (k)	2007		393	393	393	393	393	393

	2006		172	209	172	209	194	209

Charitable	2007		--	--	--	--	--	--

contributions	2006		20,000 (l)	--	--	--	--	--
match

Cendant option	2007		--	--	--	--	--	--

payment	2006		--	--	--	130,399 (m)	--	--

Relocation expense	2007		--	--	--	--	--	58,747

	2006		--	--	--	--	--	49,846 (n)

Vacation allowance	2007		--	--	350	--	--	--

reimbursement	2006		--	--	--	--	--	--

Aggregate tax	2007	(o)	14,939	8,225	26,290	6,597	7,368	9,148

gross-up	2006	(p)	19,383	7,600	18,771	5,453	5,513	11,577

2007 Total			329,339	104,928	2,280,729	102,960	92,492	107,985

(a)	Aggregate incremental cost to us for personal use of company aircraft. These costs are calculated using a standard rate per mile flown plus terminal charges.

(b)	Aggregate incremental cost to us of automobile benefit is calculated as the aggregate company payment less any executive contribution as follows. The amounts reported do not include associated tax gross-up, which is described in footnote (o) below. Mr. Holmes, company payment of $26,055 minus executive contribution of $2,185; Mr. May, company payment of $40,412 minus executive contribution of $16,293;

and Mr. Rudnitsky, company payment of $29,290 minus executive contribution of $6,488. The amounts for company payment include insurance payments and other charges related to the benefit.

(c)	Aggregate incremental cost to us of automobile benefit is calculated as the aggregate company payment less any executive contribution as follows. The amounts reported do not include associated tax gross-up, which is described in footnote (p) below. Mr. Holmes, company payment of $20,740 minus executive contribution of $1,973; Mr. May, company payment of $28,431 minus executive contribution of $10,435; and Mr. Rudnitsky, company payment of $26,187 minus executive contribution of $7,584. The amounts for company payment include insurance payments and other charges related to the benefit.

(d)	The amounts reported do not include associated tax gross-up, which is described in footnotes (o) and (p) below as applicable.

(e)	Mr. Holmes is insured by a term life insurance policy owned by us with a $1 million death benefit payable to us. The premiums for this policy are not imputed as income.

(f)	Dividends paid on accelerated vesting of restricted stock units.

(g)	Dividends paid on vesting of Cendant restricted stock units.

(h)	Mr. Hanning’s retention payment was made under his employment agreement. Ms. Wilson’s retention payment was made by us in September 2006 as contemplated by Cendant’s retention program.

(i)	Paid by Cendant in connection with termination of employment agreement.

(j)	Represents cash severance paid in connection with termination of employment effective November 2, 2007.

(k)	Nominal gift received at senior management conference.

(l)	Represents discretionary matching contributions made by Cendant’s charitable foundation on behalf of the named executive officer.

(m)	Represents $130,399 payment made by Cendant to Mr. Rudnitsky in connection with the spin-off for Cendant options not eligible for 3-year extended exercisability. The amount was calculated using a modified Black-Scholes valuation formula.

(n)	Amount does not include tax gross-up, which is described in footnote (p) below.

(o)	Aggregate tax gross-up for 2007 consisted of the following: Mr. Holmes, automobile, $10,421 and financial planning, $4,518; Mr. Hanning, automobile, $6,890 and financial planning, $1,335; Mr. May, automobile, $26,290; Mr. Rudnitsky, automobile, $4,586 and financial planning, $2,011; and Ms. Wilson, automobile, $6,170 and financial planning, $1,198; and Mr. Anderson, automobile, $8,138 and financial planning, $1,010.

(p)	Aggregate tax gross-up for 2006 consisted of the following: Mr. Holmes, automobile, $12,999, financial planning, $6,279 and gift, $105; Mr. Hanning, automobile, $6,199, financial planning, $1,326 and gift, $75; Mr. May, automobile, $18,705 and gift, $66; Mr. Rudnitsky, automobile, $3,753, financial planning, $1,619 and gift, $81; Ms. Wilson, automobile, $4,102, financial planning, $1,336 and gift, $75; and Mr. Anderson, automobile, $4,107, financial planning, $631, relocation expense, $6,764 and gift, $75.

2007 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to named executive officers in 2007.

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base	Date Fair
					Number of	Number of	Price of	Value of
		Estimated Possible Payouts Under			Shares of	Securities	Stock	Stock and
	Grant	Non-Equity Incentive Plan Awards			Stock or	Underlying	and Option	Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
		($)	($)	($)	(#)(a)	(#)(b)(c)	($ /Sh)	($)
Mr. Holmes	05/02/07				27,248		$36.70	1,000,000

	05/02/07					304,259	$36.70	3,000,000

	(d)	520,000	2,080,000	2,600,000

Mr. Hanning	05/02/07				40,872		$36.70	1,500,000

	05/02/07					50,709	$36.70	500,000

	(d)	165,000	660,000	825,000

Mr. May	05/02/07				30,654		$36.70	1,125,000

	05/02/07					38,032	$36.70	375,000

	(d)	198,550	550,000	687,500

Mr. Rudnitsky	05/02/07				35,762		$36.70	1,312,500

	05/02/07					44,371	$36.70	437,500

	(d)	166,660	520,000	650,000

Ms. Wilson	05/02/07				25,545		$36.70	937,500

	05/02/07					31,693	$36.70	312,500

	(d)	123,500	494,000	617,500

Mr. Anderson	05/02/07				14,305		$36.70	525,000

	(d)	68,250	273,000	341,250

(a)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(b)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(c)	Units of stock settled stock appreciation rights calculated by dividing the fixed dollar grant by the fair value of such rights on the date of grant, as determined using the Black-Scholes formula.

(d)	Represents potential threshold, target and maximum annual incentive compensation for 2007. Amounts actually paid for 2007 are described in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Under our 2006 Equity and Incentive Plan, all grants set forth in the table fully-vest on a change-in-control. Dividends paid on our common stock are credited for unvested restricted stock units and are paid in cash on vesting.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2007.

	Option Awards				Stock Awards
					Number of	Market Value
	Number of Securities				Shares of	of Shares of
Name	Underlying Unexercised		Option		Stock That	Stock That
	Options		Exercise	Option	Have Not	Have Not
	(#)		Price	Expiration	Vested	Vested
	Exercisable	Unexercisable	($)	Date	(#)	($)(a)
Mr. Holmes (b)	66,931		42.02574	10/14/08

	125,098		37.56050	04/21/09

	105,030		46.43844	01/13/10

	208,498		19.77837	01/03/11

	36,486		40.02951	01/22/12

		304,259 (c)	36.70000	05/02/13

	44,931	134,795 (d)	31.85000	08/01/16

					27,248 (e)	641,962

					58,870 (f)	1,386,977

Mr. Hanning	31,274		29.18687	04/03/11

	20,849		27.00154	10/18/11

	20,683		40.02951	01/22/12

		50,709 (c)	36.70000	05/02/13

	23,963	47,927 (g)	31.85000	08/01/16

					40,872 (e)	962,944

					47,096 (f)	1,109,581

Mr. May	77,144		35.39346	02/28/10

	25,019		40.02951	11/09/10

	9,508		36.70000	11/09/09

	47,926		31.85000	11/09/09

Mr. Rudnitsky	88,611		36.58342	03/01/12

		44,371 (c)	36.70000	05/02/13

	23,963	47,927 (g)	31.85000	08/01/16

					35,762 (e)	842,552

					47,096 (f)	1,109,581

Ms. Wilson	9,808		38.83177	09/04/13

		31,693 (c)	36.70000	05/02/13

	23,963	47,927 (g)	31.85000	08/01/16

					25,545 (e)	601,840

					35,322 (f)	832,186

Mr. Anderson	854		38.34849	02/10/09

	625		37.56050	04/21/09

	2,501		46.43844	01/13/10

	1,501		25.74078	06/15/10

	2,084		19.77837	01/03/11

	8,339		27.00154	10/18/11

	10,007		40.02951	01/22/12

					14,305 (e)	337,025

					16,484 (f)	388,363

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2007 of $23.56.

(b)	Table excludes our obligation to issue 91,955 vested shares of common stock to Mr. Holmes in 2009. The shares are deferred and held in a separate account.

(c)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(d)	Grant of stock settled stock appreciation rights, which vest ratably over a period of four years on each anniversary of May 2, 2006.

(e)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2007.

(f)	Grant of restricted stock units, which vest ratably over a period of four years on each anniversary of May 2, 2006.

(g)	Grant of stock settled stock appreciation rights, which vest ratably over a period of three years on each anniversary of May 2, 2006.

Equity Compensation Plan Information as of December 31, 2007

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities	Weighted-Average	under Equity
	to be Issued	Exercise Price of	Compensation Plans
	Upon Exercise of	Outstanding Options,	(Excluding Securities
	Outstanding Options,	Warrants and Rights	Reflected in the
	Warrants and Rights		First Column)
Equity compensation plans approved by security holders	17.1 million (a)	$36.56 (b)	22.8 million (c)

Equity compensation plans not approved by security holders	None	Not applicable	Not applicable

(a)	Consists of shares issuable upon exercise of outstanding stock options and restricted stock units under the 2006 Equity and Incentive Plan.

(b)	Consists of weighted-average exercise price of outstanding stock options and stock settled stock appreciation rights.

(c)	Consists of shares available for future grants under the 2006 Equity and Incentive Plan.

2007 Option Exercises and Stock Vested Table

The following table summarizes the Wyndham Worldwide stock option exercises and vesting of restricted stock units by named executive officers in 2007.

	Option Awards			Stock Awards
		Number of			Number of
		Shares	Value		Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)(a)		(#)	($)(a)
Mr. Holmes	02/15/07	18,829	264,944	05/02/07	19,623	720,164

	08/09/07	70,271	705,598	--	--	--

Mr. Hanning	--	--	--	05/02/07	15,698	576,116

Mr. May	--	--	--	05/02/07	15,698	576,116

	--	--	--	11/09/07	15,699 (b)	456,840

	--	--	--	11/09/07	7,663 (b)	222,993

Mr. Rudnitsky	--	--	--	05/02/07	15,698	576,116

Ms. Wilson	--	--	--	05/02/07	11,773	432,069

Mr. Anderson	--	--	--	05/02/07	5,494	201,629

(a)	Calculated using closing price of a share of our common stock on vesting or exercise date as follows: February 15, 2007, $34.69; May 2, 2007, $36.70; August 9, 2007, $30.66; and November 9, 2007, $29.10.

(b)	Consists of accelerated vesting of restricted stock units in connection with termination agreement.

2007 Deferred Compensation Table

The following table provides information regarding 2007 nonqualified deferred compensation for our named executive officers.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	2007	2007	2007	Distributions	12/31/07
	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)
Mr. Holmes	193,577	193,577	312,152	--	3,188,998

Mr. Hanning	47,718	47,718	(1,209)	(113,800)	--

Mr. May	27,923	27,923	6,467	(201,848)	56,844

Mr. Rudnitsky	63,138	63,138	29,508	(724,089)	286,320

Ms. Wilson	60,422	60,422	65,366	--	909,926

Mr. Anderson	--	--	630	(19,666)	--

(a)	All amounts are reported as 2007 compensation in the Summary Compensation Table above.

(b)	All amounts are reported as 2007 compensation in the All Other Compensation Table above.

(c)	Represents gains or losses in 2007 on investment of aggregate balance.

(d)	Includes amounts deferred in prior periods and previously reported as compensation in such periods.

(e)	Includes amounts that were reported as 2006 compensation in the 2007 proxy statement as follows: Mr. Holmes, $355,448; Mr. Rudnitsky, $123,020; and Ms. Wilson, $113,206. It is not practicable to include compensation deferred prior to 2006, the year in which the spin-off occurred.

Our Officer Non-Qualified Deferred Compensation Plan is described above under 2007 Executive Compensation Elements and Decisions. The aggregate balances of the named executive officers are invested based on the executive’s election made at the time of enrollment. Executives may change their elections during the year. For 2008 we offer a choice of 29 investment options including our common stock. Investment options include money market, debt, equity and lifecycle funds.

Agreements with Named Executive Officers

The following describes our employment, termination, change-in-control and related arrangements with our named executive officers.

Mr. Holmes

Employment Agreement.  In July 2006 we entered into an employment agreement with Mr. Holmes with a term expiring in July 2009. The term automatically extends for an additional year unless we or Mr. Holmes provide notice of non-renewal. The agreement provides for a minimum base salary of $1 million, an annual incentive award with a target amount equal to 200% of his base salary subject to meeting performance goals, employee benefits generally available to our executive officers and grants of long-term incentive awards on terms as determined by our Board or Compensation Committee. Grants of long-term incentive awards vest fully on a change-in-control. The agreement provides Mr. Holmes and his dependents with medical benefits through his age 75. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Holmes’ agreement provides that upon a change-in-control or if his employment with us is terminated by us without cause or due to a constructive discharge he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus and all of his then-outstanding equity awards will fully vest and remain exercisable for varying periods as described in the agreement. If the payments we make to Mr. Holmes for termination on a change-in-control give rise to excise tax on golden parachute payments, then we will pay Mr. Holmes a gross-up payment to cover the tax.

Mr. Hanning

Employment Agreement.  In July 2006 we entered into an employment agreement with Mr. Hanning with a term expiring in July 2009. The agreement provides for a minimum base salary of $550,000, a retention bonus of $700,000 (a one-time payment made in September 2006), an annual incentive award with a target amount equal to $660,000, subject to meeting performance goals, employee benefits generally available to our executive officers and grants of long-term incentive awards on terms as determined by our Board or Compensation Committee. Under Mr. Hanning’s agreement and our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control.

Mr. Hanning will receive a long term cash bonus not to exceed $2 million for the three year period from January 1, 2006 to December 31, 2008 for meeting goals relating to Wyndham Vacation Ownership’s financial performance. The bonus is payable within 60 days of December 31, 2008. In consideration of the long term bonus and the employment agreement, we and Mr. Hanning agreed to terminate all bonuses, commission, incentive and cash payment opportunities owed to Mr. Hanning by Cendant. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year after termination of employment.

Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump sum payment equal to 100% of the sum of his then-current base salary plus his then-current target annual bonus, accelerated vesting and payment of the long term bonus, and payment of COBRA premiums less the contribution payable by active employees until Mr. Hanning commences new or self employment. If the payments we make to Mr. Hanning for termination without cause or for a constructive discharge give rise to a golden parachute excise tax then we will pay Mr. Hanning a gross-up payment to cover the tax.

Mr. May

Employment Agreement.  In July 2006 we entered into an employment agreement with Mr. May with a term expiring in July 2009. As discussed further below, effective November 2, 2007, we entered into a termination agreement with Mr. May pursuant to which his employment with us terminated consistent with a without cause termination. The employment agreement provided for a minimum base salary of $550,000, an annual incentive award with a target amount equal to 100% of his base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. The employment agreement provided for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement. Under the termination agreement, these restrictive covenants remain in effect under the terms of the employment agreement.

Mr. May’s employment agreement provided that if his employment is terminated by us without cause or due to a constructive discharge, he would receive a lump sum payment equal to 200% of his then-current base salary and target annual bonus. In this event, all of Mr. May’s then-outstanding equity awards that would otherwise vest within one year following termination vest. Any awards granted on or after July 31, 2006 remain exercisable until the earlier of two years following his termination of employment and the original expiration date of the awards.

Termination Agreement.  Effective November 2, 2007, we entered into a termination agreement with Mr. May. Consistent with a without cause termination under Mr. May’s employment agreement, we paid Mr. May cash severance of $2.2 million, an amount equal to 200% of the sum of his 2007 base salary and target annual incentive compensation, and any of Mr. May’s long-term incentive awards that would have otherwise vested within one year of November 2, 2007 vested immediately and will remain outstanding for two years following November 2, 2007. As a result of this acceleration of the vesting dates, Mr. May was vested with the following stock settled stock appreciation rights that would have otherwise vested on May 2, 2008: 23,963 with an exercise price of $31.85 and 9,508 with an exercise price of $36.70, all of which expire November 9, 2009. Similarly, Mr. May was vested with 12,533 restricted stock units net of income tax withholding that would have otherwise vested on May 2, 2008. Mr. May will continue to hold two tranches of stock options as described above in the Outstanding Equity Awards at 2007 Fiscal Year-End Table. Mr. May will be paid a lump sum deferred compensation amount of approximately $54,198 on or about June 5, 2008 under the guidelines of our Officer Deferred Compensation Plan. Mr. May executed a customary release agreement with us pursuant to which Mr. May released us from claims arising in connection with, among other things, his employment with us and the termination agreement. Under the termination agreement, Mr. May will remain subject to certain provisions of his employment agreement including two year non-competition and non-solicitation restrictions, as well as indemnification, cooperation and confidentiality provisions.

Mr. Rudnitsky

Employment Agreement.  In July 2006 we entered into an employment agreement with Mr. Rudnitsky with a term expiring in July 2009. The agreement provides for a minimum base salary of $500,000, an annual incentive award with a target amount equal to 100% of his base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Rudnitsky’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary and target annual bonus. In this event, all of Mr. Rudnitsky’s then-outstanding equity awards that would otherwise vest within one year following termination will vest, subject to meeting applicable performance goals. Any award granted on or after July 31, 2006 will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Ms. Wilson

Employment Agreement.  In July 2006 we entered into an agreement with Ms. Wilson with a term expiring in July 2009. The agreement provides for a minimum base salary of $475,000, an annual incentive award with a target amount equal to 100% of her base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if her employment terminates after the expiration of her employment agreement and for two years following termination if her employment terminates before the expiration of her employment agreement.

Ms. Wilson’s agreement provides that if her employment is terminated by us without cause or due to a constructive discharge, she will be entitled to a lump sum payment equal to 200% her then-current base salary and target annual bonus. In this event, all of Ms. Wilson’s then-outstanding equity awards that would otherwise vest within one year following termination will vest, subject to meeting applicable performance goals. Any award granted on or after July 31, 2006 will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Mr. Anderson

Employment Agreement.  Mr. Anderson is employed by us as Executive Vice President and Chief Real Estate Development Officer under an employment letter dated June 16, 2006. His 2007 base salary is $364,000. Mr. Anderson is eligible for an annual incentive award with a target amount equal to 75% of his base salary subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under our 2006 Equity and Incentive Plan, grants of long-term incentive awards fully vest on a change-in-control.

Mr. Anderson is also eligible for an annual discretionary bonus of up to $100,000, based on individual performance regarding development of mixed use and collaborative partnering transactions. Mr. Anderson was paid relocation assistance expenses consistent with our relocation policies. In the event Mr. Anderson’s employment is terminated due to a reduction in force or elimination of his position he is eligible for cash severance equal to one year of base salary under our Severance Pay Plan for Officers.

Potential Payments on Termination or Change-In-Control

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2007.

Potential Payments Upon Termination of Employment Table

			Continuation	Acceleration
			of Medical	of Equity
			Benefits	and Cash	Excise	Total
		Cash	(present	Incentive	Tax	Termination
Name	Termination Event	Severance	value)	Awards	Gross-Up	Payments
(a)		($)	($)	($)(b)	($)	($)
Mr. Holmes	Voluntary Retirement, Resignation or Involuntary Termination	0	261,850	0	0	261,850

	Death or Disability	0	261,850	2,817,401	0	3,079,251

	Termination without Cause, Constructive Discharge or Non-Renewal of Contract	9,328,800	261,850	2,817,401	0	12,408,051

	Change-in-Control	9,328,800	261,850	2,817,401	0	12,408,051

Mr. Hanning	Voluntary Retirement, Resignation or Involuntary Termination	0	0	0	0	0

	Death or Disability	0	0	4,072,525 (c)	0	4,072,525

	Termination without Cause or Constructive Discharge	1,237,500	20,868	2,000,000 (c)	0	3,258,368

	Change-in-Control	1,237,500	0	2,072,525	0	3,310,025

Mr. Rudnitsky	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	1,952,133	N/A	1,952,133

	Termination without Cause or Constructive Discharge	2,080,000	N/A	580,494	N/A	2,660,494

	Change-in-Control	2,080,000	N/A	1,952,133	N/A	4,032,133

Ms. Wilson	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	1,434,026	N/A	1,434,026

	Termination without Cause or Constructive Discharge	1,976,000	N/A	427,849	N/A	2,403,849

	Change-in-Control	1,976,000	N/A	1,434,026	N/A	3,410,026

Mr. Anderson	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	N/A	0

	Death or Disability	0	N/A	733,268	N/A	733,268

	Termination without Cause or Constructive Discharge	364,000	N/A	0	N/A	364,000

	Change-in-Control	364,000	N/A	733,268	N/A	1,097,268

(a)	Mr. May’s data is not included in this table because he was not employed by us on December 31, 2007.

(b)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2007 of $23.56.

(c)	Assumes all applicable performance measures were met and entire performance bonus paid out.

Accrued Pay.  The amounts shown in the table above do not include payments and benefits, including accrued salary and bonus, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.  The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.  The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our 2006 Equity and Incentive Plan.

•	A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or any subsidiary; the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); or the executive’s gross negligence in the performance of his or her duties or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•	An executive suffers a constructive discharge if any of the following occur: any material failure by us to fulfill our obligations under the executive’s employment agreement (including any reduction of base salary or other element of compensation) or any material diminution to the executive’s duties and responsibilities relating to service as an executive officer; the executive’s principal office is relocated to a location more than a specified distance from its original location; or the executive experiences a reduction in title or reporting responsibilities. For Mr. Holmes, “constructive discharge” also includes our decision not to renew his employment agreement, a change-in-control or if he is no longer a member of our Board. For Mr. Hanning, “constructive discharge” also includes if Mr. Holmes is no longer our CEO.

Continuation of Medical Benefits.  Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through his age 75 regardless of the termination event. Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to the payment of COBRA premiums less the contribution payable by active employees until Mr. Hanning commences new or self employment.

The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 6.48%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre-retirement and post-retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children. Continuation of medical benefits for Mr. Hanning were calculated using a standard COBRA payment less the contribution payable by active employees, for a period of eighteen months using a discount rate of 6.48%.

Acceleration of Equity and Cash Incentive Awards.  Equity grants made to all eligible employees, including the named executive officers, under our 2006 Equity and Incentive Plan, fully vest on a change-in-control. Under the individual agreements for equity awards, all equity awards fully vest on the death or disability of the named executive officer.

Under Mr. Hanning’s employment agreement, on his death or disability his long-term cash bonus is vested to the extent earned and unpaid. If Mr. Hanning’s employment is terminated without cause or for constructive discharge, his long-term cash bonus fully vests and is payable.

Excise Tax Gross-Up.  Upon a change-in-control, executives may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. We have agreed to reimburse Mr. Holmes and Mr. Hanning for any excise taxes as well as any income and excise taxes payable by them as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on a 280G excise tax rate of 20 percent, a statutory 35% percent federal income tax rate, a 1.45% percent Medicare tax rate, a 8.97% state income tax rate for Mr. Holmes based on his residency in New Jersey and a 0% percent state income tax rate for Mr. Hanning based on his current residency in Florida. In the event that a change-in-control occurred as of December 31, 2007, neither Mr. Holmes nor Mr. Hanning would have been subject to excise tax that would have given rise to a gross-up payment.

Payments Upon Change-in-Control Alone.  For our named executive officers other than Mr. Holmes, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge or termination without cause. Equity grants made under our 2006 Equity and Incentive Plan fully vest on a change-in-control whether or not the executives’ employment is terminated.

Related Party Transactions

Certain affiliates of Barclays Global Investors, N.A., which owns approximately 6.05% of our common stock, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses. We estimate the fees paid to Barclays by us in 2007 were less than $700,000.

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were approximately $212,038 in 2007 based on the firm’s customary rates.

Another member of Mr. Hanning’s family currently serves as a Senior Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning’s employment. In 2007, he received total cash compensation consisting of base salary, commission and bonuses of approximately $688,835 and was granted 5,449 restricted stock units. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other employees.

On December 21, 2007, Cendant Corporation (currently known as Avis Budget Group, Inc.) (Cendant) and other parties entered into a settlement agreement with Ernst & Young LLP (Ernst & Young) to settle all claims between the parties arising out of In Re Cendant Corporation Litigation, Master File No. 98-1664 (WHW) (D.N.J.) (the Securities Action). Under the settlement agreement, Ernst & Young paid an aggregate of $298.5 million to settle all claims between the parties. After satisfying obligations to various parties, including certain officers and directors of HFS Incorporated, Cendant received approximately $128 million of net proceeds under the settlement agreement, a portion of which was paid to us in accordance with the terms of the Separation and Distribution Agreement, dated as of July 27, 2006, among Cendant, Realogy, us and Travelport. Our CEO, Mr. Holmes, and our director, Mr. Buckman, were officers and directors of HFS Incorporated as well as plaintiffs against Ernst & Young. In connection with the settlement of the Ernst & Young matter and due to the fact that Mr. Holmes and Mr. Buckman were excluded from participation in the Securities Action, Mr. Holmes and Mr. Buckman received settlement payments from Ernst & Young of approximately $363,025 and $258,470, respectively.

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2008. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm (auditors) for fiscal year 2008.

Deloitte & Touche LLP served as our independent registered public accounting firm for 2007. No relationship exists between Deloitte & Touche LLP and us other than the usual relationship between auditor and client. Representatives of Deloitte & Touche LLP will be present at the annual meeting of shareholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the integrated audit of our financial statements and internal control over financial reporting for the fiscal year ended December 31, 2007 and the audit of our financial statements for the fiscal year ended December 31, 2006, and as well as fees billed by Deloitte & Touche LLP for other services during those periods.

Type of Fees	2007	2006
Audit Fees	$8,027,115	$6,831,621
Audit-Related Fees	$302,047	$268,162
Tax Fees	$1,808,755	$2,075,745
All Other Fees	$21,350	$50,991

Total	$10,159,267	$9,226,519

In the above table, in accordance with the SEC’s definitions and rules, audit fees are fees that we paid to Deloitte & Touche LLP for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for fiscal year 2007 and review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2007 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; tax fees are fees for tax compliance, tax advice and tax planning; and all other fees are fees for any services not included in the first three categories.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, among its other duties, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves on an annual basis all audit, audit-related and tax services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of service other than relating to audit, audit-related and tax services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a quarterly basis, management reports to the Audit Committee regarding the actual fees paid for all services provided by the independent registered public accounting firm. For 2007, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF
THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS OF WYNDHAM WORLDWIDE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTOR.	THE BOARD OF DIRECTORS OF WYNDHAM WORLDWIDE CORPORATION RECOMMENDS A VOTE FOR PROPOSAL 2.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors for a three-year term expiring at the 2011 Annual Meeting:	FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees	2.	To ratify and approve the appointment of Deloitte & Touche LLP as Wyndham Worldwide Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
	01 James E. Buckman	☐	☐
	02 George Herrera

For all nominees, except vote withheld from the following	I Plan to attend the Meeting	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

ADMISSION TICKET

Bring this admission ticket with you to the meeting on April 24, 2008. Do not mail.
This admission ticket admits you to the meeting. You will not be allowed to attend the meeting without an admission ticket or other proof of ownership.
WYNDHAM WORLDWIDE CORPORATION
2008 Annual Meeting of Shareholders
Thursday, April 24, 2008
2:00 p.m.
Birchwood Manor
111 North Jefferson Road
Whippany, New Jersey 07981

NON-TRANSFERABLE	NON-TRANSFERABLE

PROXY
WYNDHAM WORLDWIDE CORPORATION
Annual Meeting of Shareholders — April 24, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Stephen P. Holmes, Scott G. McLester and Lynn A. Feldman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 24, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲     FOLD AND DETACH HERE     ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the date of the annual meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/wyn
     Use the Internet to vote your proxy.
     Have your proxy card in hand
     when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report on Form 10-K and Proxy Statement on the Internet at http://www.WyndhamWorldwide.com/investors/